Exhibit 10.2

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Bob Ross (“Executive”) and Centric Brands Inc. (formerly, Differential Brands Group Inc.) (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 30, 2017 (the “Employment Agreement”); and

WHEREAS, the Parties have previously entered into that certain Restricted Stock Unit Award, dated as of January 30, 2017 (the “RSU Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective January 4, 2019, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 5(j) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 5(j)(ii)(1) and (4) of the Employment Agreement, payable at the times, and subject to the terms and conditions  set forth herein.    The salary continuation payments specified in Section 5(j)(ii)(1) shall commence effective January 5, 2019, and continue through January 4, 2020, and shall total Four Hundred Thousand Dollars ($400,000).  All salary continuation payments which were owed prior to the Effective Date shall be made on the Effective Date.  The COBRA payments specified in Section 5(j)(ii)(4) shall commence effective January 4, 2019.   In addition, to the extent not already paid, the Company shall pay or provide to Executive the accelerated vesting of the remaining unvested shares underlying his Restricted Stock Unit Award described in Section 3(b) of the RSU Agreement, subject to and in accordance with the terms herein.  This will consist of 133,333 shares which shall become fully vested effective January 4, 2019, and which shall be provided to Executive upon the Effective Date, without withholding for state or federal income taxes.

2. Additional Payments.  The Company agrees to provide Executive with an additional one time payment in the gross amount of Ten Thousand Dollars ($10,000) as reimbursement for legal fees incurred in connection with this Agreement.

3. Mutual Release of Claims.  Executive and Company agree that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company or to the Company by Executive, including any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive and Company, on their own behalf and on behalf of any of Executive’s or Company’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive or Company may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.

Executive and Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete mutual general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of this Agreement.

4. Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. Unknown Claims. Executive and Company understand and acknowledges that Executive and Company are releasing all rights under Section 1542 of the California Civil Code.  Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive and Company agree that each consciously intends to release all claims that he and it may have against the other as of the date he or it signs this Agreement but which they do not know exist and which, if known to him or it, would materially affect his or its decision to sign this Agreement, regardless of whether his or its lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

6. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
8. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Section 10 of the Employment Agreement.

9. Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

10. Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

11. Tax Withholdings.Certain payments made under this Agreement may be subject to required income and other tax withholdings.  Executive will be responsible for any taxes which may be due as a result of any payments made by the Company or benefits otherwise provided as described above, and Executive agrees to indemnify and hold the Company harmless from any claim and expense that the Company may incur as a result of any failure by Executive to pay any such taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first written below.

COMPANY

By:	/s/ Lori Nembirkow
Name:	Lori Nembirkow
Title:	SVP, Legal

Date:	4/9/19

EXECUTIVE

By:	/s/ Bob Ross
Bob Ross

Date:	4/9/19